Leap Reports Second Quarter Results

~ Near Record Sequential Adjusted OIBDA Growth Reflects Continued Operational and Financial Improvements ~

-- Growth Initiatives Deliver Results in Attracting New Voice Customers

-- Gross and Net Voice Customer Additions Improve Year-over-Year

-- ARPU Growth Continues, with Nearly $2.50 Improvement Year-over-Year

Note: A webcast of Leap's conference call and accompanying presentation slides will be available at 5:00 p.m. EDT today at http://investor.leapwireless.com.

SAN DIEGO, Aug. 3, 2011 /PRNewswire/ -- Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven prepaid wireless communications services, today reported customer and financial results for the three and six months ended June 30, 2011. Service revenues for the second quarter of 2011 increased 12 percent over the prior year quarter to $704.1 million. Adjusted operating income before depreciation and amortization (OIBDA) was $160.7 million for the quarter, a decrease of approximately $11.3 million, or 6.6 percent, over the prior year quarter, and an increase of approximately $48.2 million, or 43 percent, over the first quarter of 2011. Operating income for the second quarter of 2011 was $12.3 million, compared to operating income of $49.2 million for the second quarter of 2010 and an operating loss of $18.1 million for the first quarter of 2011. Consolidated churn for the quarter was 4.2 percent, with voice churn of 3.6 percent.

(Logo: http://photos.prnewswire.com/prnh/20101220/MM20546LOGO-a)

The Company reported approximately 623,000 gross customer additions for the second quarter of 2011. The Company also reported a net gain of approximately 29,000 voice customers and a net loss of approximately 132,000 broadband customers, resulting in a total net loss of approximately 103,000 customers.

"During the second quarter, the business delivered a substantial improvement in adjusted OIBDA margin, which increased 600 basis points from the first quarter of 2011, as we had anticipated," said Doug Hutcheson, Leap's president and chief executive officer. "We surpassed last year's gross voice additions, and net voice additions improved by more than 100,000 customers year-over-year. New and existing customers continued to select our smart and Muve Music™ devices, which comprised nearly 50 percent of new handset sales during the quarter. Voice churn for the second quarter was 3.6 percent, demonstrating the continued structural improvements we expected even with some pressure in the quarter from our selective network management techniques and billing system transition. The business remains focused on our initiatives intended to accelerate customer growth. We continue expanding distribution in both Cricket-branded stores, with approximately 250 new doors added by the end of the quarter, and in national retail stores, with thousands of new doors expected ahead of the holiday selling season. We are also expanding our already-compelling device portfolio, and expect to introduce new and evolving smart devices priced below $100 by the holidays. We are excited by the initial strong performance of our unlimited Muve Music service, which we believe will provide us with a differentiated offering across our business, including in national retail distribution. We believe that these and other initiatives will further the momentum we are seeing in voice customer growth and increased penetration and keep us on a trajectory for even further improvements in operational and financial performance."

"Continued strong customer response to the new products and service plans we introduced last year is now delivering the improved financial results we expected," said Walter Z. Berger, executive vice president and chief financial officer. "Solid customer activity in the quarter and uptake of higher-ARPU service plans continued to drive growth in service revenues and ARPU, which increased nearly $2.50 year-over-year. In fact, we have seen more than $3 improvement in voice ARPU since the introduction of smartphones in the third quarter of 2010. We also experienced significant sequential improvement in adjusted OIBDA, highlighted by a nearly $50 million improvement to adjusted OIBDA, as well as a 600 basis point increase to adjusted OIBDA margin. Compared to the prior year quarter, adjusted OIBDA declined slightly, even as the business absorbed significant investments associated with the new product and service offerings we introduced last year, including the elimination of approximately $31 million of quarterly fee revenue and increased equipment subsidy and product costs. We believe that the significant improvements we continue to see in voice customer activity and in key operational metrics provide us with a solid foundation to deliver improved financial results."

Financial Results and Operating Metrics (1) (Unaudited; in millions, except for customer data, operating metrics and per share amounts)

	____Three Months Ended June 30,_ _			____Six Months Ended June 30,____
	2011___	2010___	Change_	2011___	2010___	Change_
Service revenues	$ 704.1	$ 630.8	11.6%	$ 1,382.5	$ 1,245.4	11.0%
Total revenues	$ 760.5	$ 667.3	14.0%	$ 1,540.5	$ 1,351.1	14.0%
Operating income (loss)	$ 12.3	$ 49.2	(75.0)%	$ (5.8)	$ 54.3	(110.6)%
Adjusted OIBDA	$ 160.7	$ 172.0	(6.6)%	$ 273.2	$ 295.0	(7.4)%
Adjusted OIBDA as a percentage of service revenues	23%	27%	--	20%	24%	--
Net loss	$ (58.4)	$ (19.3)	--	$ (144.9)	$ (84.7)	--
Net loss attributable to common stockholders	$ (65.2)	$ (18.2)	--	$ (161.4)	$ (86.3)	--
Diluted net loss per share attributable to common stockholders	$ (0.85)	$ (0.24)	--	$ (2.11)	$ (1.14)	--
Gross customer additions(2)	622,863	683,315	(8.8)%	1,475,027	1,816,313	(18.8)%
Net customer additions	(103,140)	(111,718)	7.7%	227,434	334,052	(31.9)%
End of period customers	5,745,613	5,288,157	8.7%	5,745,613	5,288,157	8.7%
Weighted-average customers	5,766,438	5,290,825	9.0%	5,708,394	5,212,955	9.5%
Churn	4.2%	5.0%	--	3.6%	4.7%	--
End of period covered POPS	~ 95.3	~ 94.2	1.2%	~ 95.3	~ 94.2	1.2%
Average revenue per user (ARPU)	$ 40.15	$ 37.71	6.5%	$ 39.75	$ 37.87	5.0%
Cash costs per user (CCU)	$ 21.83	$ 17.61	24.0%	$ 22.43	$ 17.55	27.8%
Cost per gross addition (CPGA)	$ 251	$ 215	16.7%	$ 217	$ 188	15.4%
Cash purchases of property and equipment	$ 93.3	$ 88.2	5.8%	$ 186.2	$ 195.4	(4.7%)
Unrestricted cash, cash equivalents and short-term investments	$ 724.0	$ 550.2	31.6%	$ 724.0	$ 550.2	31.6%

(1)

For a reconciliation of non-GAAP financial measures, please refer to the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included at the end of this release.  Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(2)	The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo™ line of service activated by a customer.

Discussion of Financial and Operational Results for the Quarter

Customers and Churn

  End-of-period customers for the second quarter of 2011 were approximately 5,745,600, an 8.7 percent increase from end-of-period customers for the second quarter of 2010.
  The Company reported a net gain of approximately 29,000 voice customers and a net loss of approximately 132,000 broadband customers during the second quarter of 2011, resulting in a total net loss of approximately 103,000 customers.   The improvement in net voice additions resulted from year-over-year improvements in gross voice additions and churn as a result of the improved device portfolio and all-inclusive service plans the Company introduced last year. The year-over-year decline in net broadband additions was due primarily to higher device pricing, a reduction in broadband marketing and increased network management initiatives.
  Customer churn for the second quarter of 2011 was 4.2 percent, a decrease from 5.0 percent in the comparable period of the prior year.  Voice churn for the second quarter of 2011 was 3.6 percent, compared to 4.6 percent for the prior year quarter.
  Nearly 50 percent of new handset sales in the second quarter of 2011 were for smartphones and Muve Music devices and approximately 8 percent of the Company's customer base upgraded their handsets during the quarter, typically to better devices coupled with higher-ARPU service plans.

Service Revenues and ARPU

  Service revenues for the second quarter of 2011 increased by 11.6 percent over the prior year quarter to $704.1 million, primarily due to a 9 percent increase in weighted-average customers and strong uptake of the Company's higher-ARPU service plans.
  ARPU for the second quarter of 2011 was $40.15, an increase of $2.44, or 6.5 percent, from the prior year quarter, and an increase of $0.80, or 2 percent, from the first quarter of 2011.  The year-over-year increase primarily reflected increased customer acceptance of the Company's smartphones and all-inclusive service plans, an improved device portfolio and improved churn.

Operating Expenses and Adjusted OIBDA

  Adjusted OIBDA was $160.7 million for the second quarter of 2011, an increase of 43 percent from the first quarter of 2011, reflecting growth in service revenues, decreased handset upgrade activity and associated subsidy expense, scale efficiencies and cost management initiatives. On a year-over-year basis, adjusted OIBDA decreased 6.6 percent, reflecting the elimination of fee revenue in connection with the introduction of all-inclusive service plans and investments in equipment subsidy and product costs in connection with the Company's introduction of smartphones and national coverage.
  Second quarter 2011 operating income of $12.3 million decreased by $36.9 million over the comparable quarter of the prior year, due primarily to the decrease in adjusted OIBDA discussed above and increased depreciation and amortization expense related to assets associated with network and business systems enhancements and assets acquired in connection with the formation of the Company's South Texas joint venture in the fourth quarter of 2010.
  Net loss attributable to common stockholders for the second quarter of 2011 was $65.2 million, or $(0.85) per diluted share, compared to a net loss attributable to common stockholders of $18.2 million, or $(0.24) per diluted share, for the second quarter of 2010.  The increase in net loss per share was primarily driven by the year-over-year decrease in adjusted OIBDA and operating income discussed above, increased interest expense as a result of the Company's issuance of $400 million of unsecured senior notes in May 2011 and accretion expense related to the increase in the redemption value of the non-controlling interest in the Company's South Texas joint venture.
  CCU for the second quarter of 2011 increased 24 percent over the prior year quarter to $21.83, primarily due to increased device subsidy and cost of service associated with increased device upgrades, and increased telecommunications taxes and regulatory fees as a result of strong customer uptake of the Company's all-inclusive service plans.
  CPGA for the second quarter of 2011 increased by 16.7 percent over the prior year quarter, reflecting lower year-over-year gross broadband additions, increased promotional costs incurred in the quarter as a result of a successful customer promotion and changes in the Company's dealer compensation structure.

Other

  Capital expenditures during the second quarter of 2011 were $93.3 million.
  The Company expects total capital expenditures for the full year 2011, excluding capitalized interest, to be between $400 million and $475 million, primarily to support the ongoing maintenance, development and growth of the Company's network in its operating markets and the initial deployment of LTE network technology.
  The Company currently plans to deploy LTE across approximately two-thirds of its current network footprint over the next two to three years, with a commercial trial market scheduled to be launched in late 2011.  The Company currently expects aggregate capital expenditures for LTE deployment to be less than $10 per covered POP, excluding capitalized interest.  The actual amount that the Company will spend to deploy LTE will depend upon multiple factors, including the scope and pace of the Company's deployment activities.

Other Quarterly Highlights

  Completed the roll-out of Muve Music to all Cricket markets.  Muve Music has become one of the fastest growing music services in the country, gaining more than 100,000 customers in just five months on its $55 rate plan.  More than 50 percent of our Muve Music customers are new to Cricket.
  Launched the Samsung Indulge, the first Samsung Android device to be included in Cricket's line-up as part of the Company's efforts to continually evolve its smartphone portfolio to meet customer needs at varying price points. The Indulge is the second new smartphone to be introduced by Cricket this year and the Company expects to accelerate the introduction of new smart devices into its line-up as it moves into the second half of the year.
  Launched the Samsung Chrono, the first of several value-rich feature phones to be available to Cricket customers before year's end. The Chrono is a full-featured, value-priced phone, ideal for consumers looking for a quick and simple way to stay connected on Cricket's reliable 3G network.
  Raised nearly $400 million through a follow-on offering of 7.75 percent senior notes due 2020, with the net proceeds of the offering being used for working capital and other general corporate purposes.
  Continued to expand the Cricket Lifeline Service to customers who are eligible to receive a Universal Service Fund subsidy of up to $13.50 per month. Cricket Lifeline Service is now available in five states and approximately 40,000 customers receive lifeline subsidies on their Cricket service plans.
  Announced opposition to AT&T's proposed acquisition of T-Mobile, on the basis that the acquisition would harm consumers, reduce competition, decrease innovation and investment in the wireless industry, and accelerate the trend of alarming concentration of wireless providers by eliminating T-Mobile as a competitive force to balance the increasing power of the largest carriers.
  Settled a proxy contest relating to Leap's 2011 Annual Meeting of Stockholders (which was held on July 28, 2011), expanding the size of Leap's board to nine directors and allowing the Company to continue its focus on strengthening its operational and financial performance and creating value for stockholders.
  Participated in several community efforts, such as teaming with Rebuilding Together to assist with community-building projects on National Rebuilding Day, including a major effort to beautify the Carroll Park Bike and Skate facility in Southwest Baltimore.  Also joined with Qualcomm, Google and Computers 2 San Diego Kids to deliver a special opportunity to local students to access the internet for a more productive educational experience. As part of this program, Cricket has donated 500 broadband modems to qualifying students and their families since December 2010.

Webcast Information

As previously announced, Leap management will host a live webcast at approximately 5:00 p.m. EDT / 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-685-3601 (domestic) or 1-303-223-2680 (international). There is no participant passcode required for this event. If listening via telephone, the accompanying presentation slides may be accessed by visiting http://investor.leapwireless.com. Listeners should navigate to the live webcast and choose the 'Live Phone' option to view the slides in conjunction with the live conference call. Individuals dialing into the live call are encouraged to call in 10 minutes prior to the start time in order to register and be placed into the call.

More information about this event, including a live webcast, may be accessed by visiting http://investor.leapwireless.com.

An online replay and downloadable MP3 of the event will be available on the Company's website shortly after the live call and will be accessible for a limited period of time. A telephonic replay will be available approximately two hours after the call's completion and can be accessed by dialing 1-800-633-8284 (domestic) or 1-402-977-9140 (international) and entering reservation number 21532112.

About Leap

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures operate in 35 states and the District of Columbia and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, high-speed data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company's financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, CPGA, ARPU and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included toward the end of this release.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about planned product and service plan developments, customer activity, future capital expenditures, competitiveness and expected financial and operational performance, and are generally identified with words such as "believe," "expect," "intend," "plan," "could," "may" and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  the duration and severity of the current economic downturn in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors' initiatives;
  our ability to successfully implement product and service plan offerings, expand our retail distribution and execute effectively on our other strategic activities;
  our ability to obtain and maintain roaming and wholesale services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;
  future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand;
  our ability to acquire additional spectrum in the future at a reasonable cost or on a timely basis;
  our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;
  our ability to effectively integrate, manage and operate our new joint venture in South Texas;
  failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our customer billing system; and
  other factors detailed in the section entitled "Risk Factors" included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 6, 2011 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which we expect to file shortly with the SEC.

All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Jump, Jump Mobile, Flex Bucket, Real Unlimited Unreal Savings and the Cricket "K" are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, Muve, Muve Music, Muve Money, Cricket Crosswave, Seek Music, MyPerks, Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (1) (In thousands, except share amounts)

	June 30, 2011	December 31, 2010
Assets	(Unaudited)
Cash and cash equivalents	$ 508,119	$ 350,790
Short-term investments	215,895	68,367
Inventories	101,022	104,241
Deferred charges	46,233	47,343
Other current assets	137,972	91,010
Total current assets	1,009,241	661,751
Property and equipment, net	1,976,394	2,036,645
Wireless licenses	1,943,244	1,968,075
Assets held for sale	27,677	—
Goodwill	31,654	31,094
Intangible assets, net	52,315	64,843
Other assets	63,535	72,415
Total assets	$ 5,104,060	$ 4,834,823
Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$ 308,712	$ 346,869
Current maturities of long-term debt	8,500	8,500
Other current liabilities	233,789	221,077
Total current liabilities	551,001	576,446
Long-term debt	3,217,089	2,832,070
Deferred tax liabilities	314,379	295,703
Other long-term liabilities	141,430	114,534
Total liabilities	4,223,899	3,818,753
Redeemable non-controlling interests	119,060	104,788
Stockholders' equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 78,664,667 and 78,437,309 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	8	8
Additional paid-in capital	2,150,404	2,155,712
Accumulated deficit	(1,388,622)	(1,243,740)
Accumulated other comprehensive loss	(689)	(698)
Total stockholders' equity	761,101	911,282
Total liabilities and stockholders' equity	$ 5,104,060	$ 4,834,823

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1) (Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues:
Service revenues	$ 704,087	$ 630,804	$ 1,382,498	$ 1,245,432
Equipment revenues	56,451	36,542	157,954	105,674
Total revenues	760,538	667,346	1,540,452	1,351,106
Operating expenses:
Cost of service (exclusive of items shown separately below)	244,870	209,608	480,815	405,348
Cost of equipment	182,677	111,041	412,472	279,094
Selling and marketing	87,161	96,449	197,013	208,333
General and administrative	92,079	88,944	187,488	181,200
Depreciation and amortization	136,137	110,649	262,811	219,895
Impairments and other charges	631	--	631	--
Total operating expenses	743,555	616,691	1,541,230	1,293,870
Loss on sale or disposal of assets	(4,646)	(1,488)	(4,995)	(2,941)
Operating income (loss)	12,337	49,167	(5,773)	54,295
Equity in net income of investees, net	1,010	887	2,189	1,458
Interest income	59	294	123	722
Interest expense	(61,923)	(60,296)	(120,742)	(120,591)
Other income (expense), net	(32)	3,057	(32)	3,072
Loss before income taxes	(48,549)	(6,891)	(124,235)	(61,044)
Income tax expense	(9,893)	(12,397)	(20,647)	(23,691)
Net loss	(58,442)	(19,288)	(144,882)	(84,735)
Accretion of redeemable non-controlling interests and distributions, net of tax	(6,769)	1,050	(16,540)	(1,537)
Net loss attributable to common stockholders	$ (65,211)	$ (18,238)	$ (161,422)	$ (86,272)
Loss per share attributable to common stockholders: Basic	$ (0.85)	$ (0.24)	$ (2.11)	$ (1.14)
Diluted	$ (0.85)	$ (0.24)	$ (2.11)	$ (1.14)
Shares used in per share calculations:
Basic	76,497	75,846	76,436	75,820
Diluted	76,497	75,846	76,436	75,820

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1) (Unaudited and in thousands)

	Six Months Ended June 30,
	2011	2010
Operating activities:
Net cash provided by operating activities	$ 101,639	$ 204,406
Investing activities:
Acquisition of a business	(850)	—
Purchases of property and equipment	(186,186)	(195,405)
Change in prepayments for purchases of property and equipment	(2,953)	(2,836)
Purchases of and deposits for wireless licenses and spectrum clearing costs	(2,845)	(1,827)
Proceeds from sale of wireless licenses and operating assets	468	—
Purchases of investments	(297,430)	(301,399)
Sales and maturities of investments	149,767	427,287
Purchase of membership units of equity investment	—	(967)
Change in restricted cash	(420)	378
Net cash used in investing activities	(340,449)	(74,769)
Financing activities:
Proceeds from issuance of long-term debt	396,772	—
Repayment of long-term debt	(15,089)	(4,000)
Payment of debt issuance costs	(6,680)	—
Purchase of non-controlling interest	—	(20,973)
Proceeds from issuance of common stock, net	712	904
Proceeds from sales-leaseback financing	23,891	—
Other	(3,467)	(979)
Net cash provided by (used in) financing activities	396,139	(25,048)
Net increase in cash and cash equivalents	157,329	104,589
Cash and cash equivalents at beginning of period	350,790	174,999
Cash and cash equivalents at end of period	$ 508,119	$ 279,588
Supplementary disclosure of cash flow information:
Cash paid for interest	$ (102,328)	$ (115,528)
Cash paid for income taxes	$ (2,974)	$ (2,977)
Non-cash investing and financing activities:
Contributions of wireless licenses in exchange for an equity interest	$ —	$ (2,381)

Explanatory Notes to Financial Statements

(1)

The condensed consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the operating results and financial position of Leap and its wholly-owned subsidiaries and consolidated joint ventures. The Company consolidates its non-controlling interest in Savary Island Wireless, LLC (Savary Island) in accordance with the authoritative guidance for the consolidation of variable interest entities because Savary Island is a variable interest entity and the Company has entered into an agreement with Savary Island's other member which establishes a specified purchase price in the event that it exercises its right to sell its membership interest to the Company. The Company consolidates STX Wireless, LLC in accordance with the authoritative guidance for consolidations based on the voting interest model. All intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

The following tables summarize operating data for the Company's consolidated operations for the three and six months ended June 30, 2011 and 2010 (unaudited; in thousands, except percentages):

	Three Months Ended June30,
					Change from Prior Year
	2011	% of 2011 Service Revenues	2010	% of 2010 Service Revenues	Dollars	Percent
Revenues:
Service revenues	$ 704,087		$ 630,804		$ 73,283	11.6%
Equipment revenues	56,451		36,542		19,909	54.5%
Total revenues	760,538		667,346		93,192	14.0%
Operating expenses:
Cost of service	244,870	34.8%	209,608	33.2%	35,262	16.8%
Cost of equipment	182,677	25.9%	111,041	17.6%	71,636	64.5%
Selling and marketing	87,161	12.4%	96,449	15.3%	(9,288)	(9.6)%
General and administrative	92,079	13.1%	88,944	14.1%	3,135	3.5%
Depreciation and amortization	136,137	19.3%	110,649	17.5%	25,488	23.0%
Impairments and other charges	631	0.1%	—	0%	631	100%
Total operating expenses	743,555	105.6%	616,691	97.8%	126,864	20.6%
Loss on sale or disposal of assets	(4,646)	(0.7)%	(1,488)	(0.2)%	(3,158)	(212.2)%
Operating income (loss)	$ 12,337	1.8%	$ 49,167	7.8%	$ (36,830)	(74.9)%

	Six Months Ended June 30,
					Change from Prior Year
	2011	% of 2011 Service Revenues	2010	% of 2010 Service Revenues	Dollars	Percent
Revenues:
Service revenues	$ 1,382,498		$ 1,245,432		$ 137,066	11.0%
Equipment revenues	157,954		105,674		52,280	49.5%
Total revenues	1,540,452		1,351,106		189,346	14.0%
Operating expenses:
Cost of service	480,815	34.8%	405,348	32.5%	75,467	18.6%
Cost of equipment	412,472	29.8%	279,094	22.4%	133,378	47.8%
Selling and marketing	197,013	14.3%	208,333	16.7%	(11,320)	(5.4)%
General and administrative	187,488	13.6%	181,200	14.5%	6,288	3.5%
Depreciation and amortization	262,811	19.0%	219,895	17.7%	42,916	19.5%
Impairments and other charges	631	0.05%	—	0.00%	631	100%
Total operating expenses	1,541,230	111.5%	1,293,870	103.9%	247,360	19.1%
Loss on sale or disposal of assets	(4,995)	(0.4)%	(2,941)	(0.2)%	(2,054)	69.8%
Operating income (loss)	$ (5,773)	(0.4)%	$ 54,295	4.4%	$ (60,068)	(110.6)%

Total share-based compensation expense related to the Company's share-based awards for the three and six months ended June 30, 2011 and 2010 was allocated to the statements of operations as follows (unaudited; in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Cost of service	$ 707	$ 866	$ 1,203	$ 1,463
Selling and marketing	261	1,831	308	2,937
General and administrative	5,978	8,019	9,014	13,481
Share-based compensation expense	$ 6,946	$ 10,716	$ 10,525	$ 17,881
Share-based compensation expense per share:
Basic	$ 0.09	$ 0.14	$ 0.14	$ 0.24
Diluted	$ 0.09	$ 0.14	$ 0.14	$ 0.24

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(2)

Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay the first bill they receive following initial activation are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn.  Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or "topped up" their account within 60 days after the end of their most recent term of service. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(3)

ARPU is service revenues less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers.  Prior to the fourth quarter of 2010, we accounted for regulatory fees and telecommunications taxes paid with respect to our service plans, including Universal Service Fund and E-911 fees, on a net basis in the consolidated statement of operations, such that these fees and taxes were recorded as service revenues, net of amounts owed and remitted to government agencies.  We no longer bill and collect these fees and taxes from customers on the new "all-inclusive" service plans we launched in August 2010.  As a result, during the fourth quarter of 2010, we elected to change the method of accounting for regulatory fees and telecommunications taxes from a net to a gross basis of presentation.  As a result of this change, we no longer deduct from service revenues regulatory fees and telecommunications taxes owed and remitted to government agencies and instead include such amounts in cost of service.  For purposes of calculating ARPU, we have deducted from service revenues pass-through regulatory fees and telecommunications taxes that we bill and collect from our customers with respect to our previously-offered non-"all-inclusive" service plans, which we remit on their behalf.   This change has been applied retrospectively to our ARPU results presented below. We have made a corresponding adjustment in our calculation of CCU, as described below.

Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or "topped up" their account within 60 days after the end of their current term of service. Therefore, because our calculation of weighted-average number of customers includes customers who have yet to disconnect service because they have either not paid their last bill or have not replenished or "topped up" their account, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total service revenues used in the calculation of ARPU to service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU (unaudited; in thousands, except weighted-average number of customers and ARPU):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Service revenues	$ 704,087	$ 630,804	$ 1,382,498	$ 1,245,432
Less pass-through regulatory fees and telecommunications taxes	(9,455)	(32,217)	(20,914)	(60,793)
Total service revenues used in the calculation of ARPU	$ 694,632	$ 598,587	$ 1,361,584	$ 1,184,639
Weighted-average number of customers	5,766,438	5,290,825	5,708,394	5,212,955
ARPU	$ 40.15	$ 37.71	$ 39.75	$ 37.87

(4)

CPGA is selling and marketing expense (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions and third-party commissions unrelated to the initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to the initial customer acquisition includes the revenues and costs associated with the sale of wireless devices to existing customers as well as costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers). Commissions unrelated to the initial customer acquisition are commissions paid to third parties for certain activities related to the continuing service of customers. We deduct customers who do not pay their monthly bill for their second month of service from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Selling and marketing expense	$ 87,161	$ 96,449	$ 197,013	$ 208,333
Less share-based compensation expense included in selling and marketing expense	(261)	(1,831)	(308)	(2,937)
Plus cost of equipment	182,677	111,041	412,472	279,094
Less equipment revenue	(56,451)	(36,542)	(157,954)	(105,674)
Less net loss on equipment transactions and third party commissions unrelated to the initial customer acquisition	(56,920)	(22,025)	(131,044)	(38,166)
Total costs used in the calculation of CPGA	$ 156,206	$ 147,092	$ 320,179	$ 340,650
Gross customer additions	622,863	683,315	1,475,027	1,816,313
CPGA	$ 251	$ 215	$ 217	$ 188

(5)

CCU is cost of service and general and administrative expense (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions and third-party commissions unrelated to the initial customer acquisition (which includes the gain or loss on the sale of devices to existing customers, costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers) and commissions paid to third parties for certain activities related to the continuing service of customers), less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Prior to the fourth quarter of 2010, we accounted for regulatory fees and telecommunications taxes paid with respect to our service plans, including Universal Service Fund and E-911 fees, on a net basis in the consolidated statement of operations, such that these fees and taxes were recorded as service revenues, net of amounts remitted to government agencies. We no longer bill and collect these fees and taxes from customers on the new "all-inclusive" service plans we launched in August 2010.  As a result, during the fourth quarter of 2010, we elected to change the method of accounting for regulatory fees and telecommunications taxes from a net to a gross basis of presentation. As a result of this change, we no longer deduct from service revenues regulatory fees and telecommunications taxes owed and remitted to government agencies and instead include such amounts in cost of service. For purposes of calculating CCU, we have deducted from cost of service pass-through regulatory fees and telecommunications taxes that we bill and collect from our customers with respect to our previously-offered non-"all-inclusive" service plans, which we remit on their behalf. This change has been applied retrospectively to our CCU results presented below. We have made a corresponding adjustment in our calculation of ARPU, described above. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Cost of service	$ 244,870	$ 209,608	$ 480,815	$ 405,348
Plus general and administrative expense	92,079	88,944	187,488	181,200
Less share-based compensation expense included in cost of service and general and administrative expense	(6,685)	(8,885)	(10,217)	(14,944)
Plus net loss on equipment transactions and third party commissions unrelated to the initial customer acquisition	56,920	22,025	131,044	38,166
Less pass-through regulatory fees and telecommunications taxes	(9,455)	(32,217)	(20,914)	(60,793)
Total costs used in the calculation of CCU	$ 377,729	$ 279,475	$ 768,216	$ 548,977
Weighted-average number of customers	5,766,438	5,290,825	5,708,394	5,212,955
CCU	$ 21.83	$ 17.61	$ 22.43	$ 17.55

(6)

Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: gain/(loss) on sale/disposal of assets; impairments and other charges; and share-based compensation expense.

Adjusted OIBDA should not be construed as an alternative to operating income (loss) or net income (loss) as determined in accordance with GAAP, or as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA facilitates internal comparisons of our historical operating performance, management also uses this metric for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

  it does not reflect capital expenditures;
  although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;
  it does not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA to operating income (loss), which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA (unaudited; in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating income (loss)	$ 12,337	$ 49,167	$ (5,773)	$ 54,295
Plus depreciation and amortization	136,137	110,649	262,811	219,895
OIBDA	$ 148,474	$ 159,816	$ 257,038	$ 274,190
Plus loss on sale or disposal of assets	4,646	1,488	4,995	2,941
Plus impairments and other charges	631	--	631	--
Plus share-based compensation expense	6,946	10,716	10,525	17,881
Adjusted OIBDA	$ 160,697	$ 172,020	$ 273,189	$ 295,012

CONTACT: Greg Lund, Media Relations, +1-858-882-9105, glund@leapwireless.com, or Amy Wakeham, Investor Relations, +1-858-882-9876, awakeham@leapwireless.com, both of Leap Wireless International, Inc.